Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings Reports Record Fourth Quarter
Revenue and Pretax Earnings
Monday, February 12, 2007 4:30 pm ET

Revenues From New Products and Shanghai Facility Hit Record Levels
MENLO PARK, Calif., February 12, 2007 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, today reported its financial results for the fourth quarter ended December 31, 2006. Revenue for the fourth quarter of 2006 totaled $107.5 million, compared to $104.1 million in the third quarter ended September 30, 2006, an increase of 3%, and compared to revenue of $38.8 million for the same period a year ago, a 177% increase. The increase over the same period a year ago is due in part to the acquisition of Sieger Engineering, Inc. The company recorded net income of $4.7 million, or $0.22 per diluted share, during the fourth quarter of 2006, compared to $5.6 million or $0.25 per share, for the third quarter of 2006 and a net income of $686,000, or $0.04 per share for the same period a year ago. The fourth quarter 2006 earnings per share incorporated a cumulative 2006 tax charge of $0.04 per share, required to align our intra-company transfer pricing with our recent growth in China. Note that the impact of this adjustment was not incorporated into our previously issued fourth quarter earnings per share guidance. Gross margin for the fourth quarter of 2006 was 15.2%, compared to 14.8% for the third quarter of 2006, and 13.6% for the same period a year ago.

Cash at the end of the fourth quarter of 2006 was $23.3 million, an increase of $4.4 million from $18.9 million at the end of the third quarter of 2006, and an increase of $12.6 million from $10.7 million at the end of the fourth quarter of 2005. Third party debt at the end of the fourth quarter was $31.6 million, a decrease of $1.8 million from $33.4 million at the end of the third quarter of 2006, and an increase of $29.3 million from $2.3 million at the end of the fourth quarter of 2005. This increase from prior year levels reflects debt incurred in connection with our June 29, 2006 acquisition of Sieger.

Clarence Granger, UCT’s Chairman and Chief Executive Officer commented: “We are pleased with the company’s operating performance in the fourth quarter. We achieved record levels of both revenue and pretax earnings. We also achieved record levels of revenue from our Shanghai facility and from the sale of non-gas delivery subsystems. We remain confident in the company’s competitive position as a leading provider of critical subsystems for the semiconductor capital equipment industry.”

Jack Sexton, UCT’s Chief Financial Officer, added “In addition to the excellent pre-tax earnings performance during the period, we also improved net liquidity by $6.2 million in the fourth quarter. The increase to our 2006 effective tax rate, to approximately 31%, resulted from an internal review of our intra-company transfer prices, which are impacted by our significant revenue growth in China. Our tax holiday in China remains in place, as do our expectations for further revenue and profit growth in Asia.”

Commenting on UCT’s corporate outlook, Granger noted, “We expect revenue for the first quarter of 2007 to range between $102 million and $110 million, and net income per share to range between $0.22 and $0.27 per share, inclusive of an expected $0.01 per share charge for amortization of intangibles and $0.02 per share charge related to SFAS 123(R). In summary, we are continuing to deliver against our key growth initiatives, and we remain confident in our future.”

Ultra Clean will conduct a conference call on Monday, February 12, 2007, beginning at 2:00 p.m. PDT at 888/343-7268 (domestic) and 415/537-1988 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21326304 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our second quarter revenue and diluted earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Ultra Clean Holdings, Inc.

Condensed Consolidated Income Statements

(Unaudited; in thousands, except per share data

	Three months ended December 31,		Twelve months ended December 31,

	2006	2005	2006	2005

Sales	$107,456	$38,781	$337,185	$147,535
Cost of goods sold	91,085	33,518	286,542	127,459

Gross profit	16,371	5,263	50,643	20,076

Operating expenses:
Research and development	914	429	3,051	2,360
Sales and marketing	1,333	850	4,644	3,357
General and administrative	5,813	3,322	17,624	11,798

Total operating expenses	8,060	4,601	25,319	17,515

Income from operations	8,311	662	25,324	2,561
Interest and other income (expense), net	(619)	62	(1,758)	147

Income before income tax provision	7,692	724	23,566	2,708
Income tax provision	3,040	41	7,266	705

Net income	$4,652	$683	$16,300	$2,003

Net income per share:
Basic	$0.22	$0.04	$0.85	$0.12
Diluted	$0.22	$0.04	$0.83	$0.12
Shares used in computing net income per
share
Basic	20,941	16,364	19,220	16,241
Diluted	21,624	17,491	19,649	17,169

Ultra Clean Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands

	December 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash	$23,321	$10,663
Accounts receivable	44,681	19,528
Inventory	45,805	19,106
Other current assets	3,995	3,966

Total current assets	117,802	53,263

Equipment and leasehold improvements, net	9,433	4,312
Goodwill	34,349	6,084
Other intangible assets	22,112	8,987
Other non-current assets	4,864	2,363

Total assets	$188,560	$75,009

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$3,997	$2,343
Accounts payable	37,583	14,188
Other current liabilities	7,910	2,843

Total current liabilities	49,490	19,374

Capital lease obligations and other liabilities	32,911	354

Total liabilities	82,401	19,728

Commitments and contingencies
Stockholders' equity
Common stock	81,047	46,819
Deferred stock-based compensation	-	(350)
Retained earnings	25,112	8,812

Total stockholders' equity	106,159	55,281

Total liabilities and stockholders' equity	$188,560	$75,009